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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of report (Date of earliest event reported): October 23, 2005


                           UNITED NATURAL FOODS, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                Delaware                 000-21531              05-0376157
      (State or Other Jurisdiction    (Commission File         (IRS Employer
            of Incorporation)             Number)           Identification No.)

                                  260 Lake Road
                               Dayville, CT 06241
               (Address of Principal Executive Offices) (Zip Code)

                                 (860) 779-2800
              (Registrant's Telephone Number, Including Area Code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2005, United Natural Foods, Inc. (the "Company") and Steven H. Townsend executed an Employment Transition Agreement and Mutual Release (the "Release"), governing the terms and conditions of the termination of Mr. Townsend's employment as the Company's President and Chief Executive Officer, an employee of the Company and as a trustee of any Company benefit plans, as further described in Item 5.02 below. The release also provided the terms and conditions of Mr. Townsend's resignation from the Board of Directors effective upon the conclusion of the Company's Annual Meeting of Stockholders, to be held on December 8, 2005. Under the terms of the Release and in lieu of certain benefits Mr. Townsend would have received under his Employment Agreement (as defined below in Item 1.02), Mr. Townsend will have the right to receive payments based on his annual base salary for a period of two years and bonus for one year. The Company will provide Mr. Townsend and his family with continued medical, dental and other health insurance coverage until December 31, 2007, in addition to other professional services during a transition period.

Notwithstanding the terms of any stock option or restricted stock agreements, all of Mr. Townsend's stock options and shares of restricted common stock will be deemed to have been fully vested and, with respect to the stock options, shall not be subject to any contingency (other than the payment of the applicable exercise price for such options).

The Release provides that Mr. Townsend's employment with the Company terminates effective December 31, 2005. However, Mr. Townsend agrees to remain generally available to consult not more than ten hours per month with the Company until December 31, 2007. In exchange for this consulting assistance, the Company will pay Mr. Townsend a monthly consulting fee of approximately $8,000, beginning January 1, 2006.

Item 1.02 Termination of a Material Definitive Agreement.

The Employment Agreement between the Company and Mr. Townsend dated December 5, 2003, was terminated pursuant to the terms of the Release, as further discussed in Items 1.01 above and 5.02 below. The termination of Mr. Townsend's Employment Agreement is effective upon the expiration of a seven-day revocation period from the execution date of the Release. The terms and conditions of Mr. Townsend's Employment Agreement have been described in previous filings with the Securities and Exchange Commission.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 24, 2005, the Company issued a press release announcing the retirement and resignation of Mr. Townsend as the Company's President and Chief Executive Officer, and the appointment of Michael S. Funk, a Director of the Company, as the Company's new President and Chief Executive Officer, in each case effective immediately. Mr. Townsend will remain Chair of the Board of Directors until the Company's Annual Meeting of Stockholders, and has been retained as a consultant to the Company until December 31, 2007.

Mr. Funk, age 51, has been affiliated with the Company and its predecessors since 1976 and has been a member of the Board of Directors since February 1996. He served as the Company's Chief Executive Officer from December 1999 until December 2002 and as its President from October 1996 until December 1999. He was the Company's Chair of the Board of Directors from January 2003 until December 2003 and served as the Company's Vice Chair of the Board of Directors from February 1996 until December 2002. Mr. Funk founded Mountain People's Warehouse, Inc. in 1976 and co-founded United Natural Foods in 1996.

Mr. Funk has agreed to accept an initial annual base salary of $700,000. The Company presently does not intend to enter into a formal employment agreement with Mr. Funk.

A copy of the press release is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

      (a)   Financial Statements of Businesses Acquired: Not Applicable

      (b)   Pro Forma Financial Information: Not Applicable

      (c)   Exhibits.

              Exhibit No.     Description
              -----------     -----------

                  99.1 Press Release, dated October 24, 2005: United Natural Foods Names Michael S. Funk Chief Executive Officer, To Succeed Steven H. Townsend.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    UNITED NATURAL FOODS, INC.


                                    By: /s/ Mark Shamber
                                        ------------------------
                                        Mark Shamber
                                        Vice President and Corporate Controller

                                    Date:  October 27, 2005